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                         SUBURBAN BANCORPORATION, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 1, 1997



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Special Meeting") of Suburban Bancorporation, Inc. ("Suburban Bancorp") will be held on July 1, 1997, at 3:00 p.m., Eastern Time, at the Best Western Blue Ash Hotel at the intersection of Pfeiffer Road and Interstate 71 in Cincinnati, Ohio.


     A Proxy Statement/Prospectus and Proxy Card for the Special Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:

     1. A proposal to approve an Affiliation Agreement dated as of March 13, 1997 between Fifth Third Bancorp ("Fifth Third") and Suburban Bancorp (the "Affiliation Agreement") and the transactions contemplated thereby. Pursuant to the Affiliation Agreement, Suburban Bancorp will merge into Fifth Third (the "Merger"). At the time the Merger becomes effective (the "Effective Time"), each share of common stock, $0.01 par value per share, of Suburban Bancorp (the "Suburban Bancorp Common Stock") will be converted by virtue of the Merger into
 .24357 (the "Exchange Ratio") of a share of common stock, without par value, of Fifth Third ("Fifth Third Common Stock"). The Exchange Ratio is subject to adjustment in the event of changes in Fifth Third's capitalization, and consummation of the Merger is subject to various conditions, including the receipt of stockholder approval and all required regulatory approvals, as set forth in the Affiliation Agreement. The Exchange Ratio also will be adjusted so as to give Suburban Bancorp stockholders the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock effected before the Effective Time.

     In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the Suburban Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger. If such an election were made, Fifth Third would have the option to either (a) increase the Exchange Ratio or, (b) in lieu of adjusting the Exchange Ratio, pay cash for each outstanding share of Suburban Bancorp Common Stock (in addition to .24357 shares of Fifth Third Common Stock). If Fifth Third elects either such alternative, the Affiliation Agreement will not terminate notwithstanding the election of the Suburban Bancorp Board of Directors. For additional information regarding the terms and conditions applicable to termination of the Affiliation Agreement and the Merger and possible resulting adjustments to the consideration to be paid to the Suburban Bancorp stockholders, see "PROPOSAL -- MERGER OF SUBURBAN BANCORP INTO FIFTH
THIRD -- Amendment; Waiver; Termination" in the accompanying Proxy Statement/Prospectus.

     2. Such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.


     Pursuant to the Bylaws of Suburban Bancorp, the Board of Directors has fixed May 21, 1997 as the record date for the determination of Stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Any action may be taken on any of the foregoing proposals at the meeting on the date specified above, or on any date or dates less than 30 days later to which, by original or later adjournment, the meeting may be adjourned. Only holders of record of Suburban Bancorp Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or any adjournments thereof.


     THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF SUBURBAN BANCORP COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO APPROVE THE AFFILIATION AGREEMENT. IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE ANY ONE OR MORE OF THE FOREGOING PROPOSALS AT THE TIME OF THE MEETING, THE MEETING MAY BE ADJOURNED BY A MAJORITY OF THE VOTES CAST IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES BY SUBURBAN BANCORP.
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     APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO
EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT SUBURBAN BANCORP HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT AS DESCRIBED ABOVE. SUBURBAN BANCORP EXPECTS THAT THE SUBURBAN BANCORP BOARD OF DIRECTORS WOULD EXERCISE SUCH DISCRETION AND DECIDE WHETHER TO TERMINATE THE AFFILIATION AGREEMENT WITHOUT A RESOLICITATION OF STOCKHOLDERS.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO SUBURBAN BANCORP IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF SUBURBAN BANCORP BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          Joseph F. Hutchison, President
                                          and Chief Executive Officer
Cincinnati, Ohio

June 2, 1997


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